Exhibit 2.3

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

Set forth below is a summary of certain information concerning our share capital as well as a description of certain provisions of our articles of association, or the Articles, and relevant provisions of the U.K. Companies Act, or the Companies Act. The summary below contains only material information concerning our share capital and corporate status and does not purport to be complete and is qualified in its entirety by reference to the Articles, which are filed as an Exhibit 1.1 exhibit to the Annual Report on Form 20-F. Further, please note that holders of our American Depositary Shares, or ADSs, will not be treated as one of our shareholders and will not have any shareholder rights.

General

We were incorporated as a public limited company under the laws of England and Wales on November 18, 1994 under the name Stanford Rook Holdings plc with company number 2992058. On April 26, 2007, we changed our name to Silence Therapeutics plc. Our principal executive offices are located at 72 Hammersmith Road, London W14 8TH, United Kingdom and our telephone number is +44 (0)20-3457-6900.  Our registered office address is 27 Eastcastle Street, London, W1W 8DH.  Our ADSs have been listed on the Nasdaq Capital Market under the symbol “SLN” since September 2020. Our ordinary shares are traded on AIM under the symbol “SLN”.  Our website address is www.silence-therapeutics.com.  The information contained on, or that can be accessed from, our website does not form part of this report.  Our agent for service of process in the United States is Silence Therapeutics Inc., with a registered address at 434 West 33rd Street, Office 840, New York, NY 10001.

The principal legislation under which we operate and under which our ordinary shares are issued is the Companies Act.

As of March 1, 2021, we had 89,398,841 ordinary shares issued and outstanding, with a nominal value of £0.05 per ordinary share. Each issued ordinary share is fully paid.

Ordinary Shares

In accordance with the Articles, the following summarizes the rights of holders of our ordinary shares:

•	each holder of our ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally;
•	the holders of the ordinary shares shall be entitled to receive notice of, attend, speak and vote at our general meetings; and
•	holders of our ordinary shares are entitled to receive such dividends as are recommended by our directors and declared by our shareholders.

Options

As at March 1, 2021, there were options to purchase 6,854,416 ordinary shares outstanding with a weighted average exercise price of £2.60 per ordinary share. The options generally lapse after 10 years from the date of the grant.

Share Register

We are required by the Companies Act to keep a register of our shareholders. Under the laws of England and Wales, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our share register. The share register therefore is prima facie evidence of the identity of our shareholders, and the shares that they hold. The share register generally provides limited, or no, information regarding the ultimate beneficial owners of our ordinary shares. Our share register is maintained by our registrar, Link Asset Services.

Holders of our ADSs will not be treated as one of our shareholders and their names will therefore not be entered in our share register. The depositary, the custodian or their nominees will be the holder of the ordinary shares underlying our ADSs. Holders of our ADSs have a right to receive the ordinary shares underlying their ADSs. For discussion on our ADSs and ADS holder rights see “Description of American Depositary Shares” filed as Exhibit 2.4 to this Annual Report.

Under the Companies Act, we must enter an allotment of shares in our share register as soon as practicable and in any event within two months of the allotment. We also are required by the Companies Act to register a transfer of shares (or give the transferee notice of and reasons for refusal) as soon as practicable and in any event within two months of receiving notice of the transfer.

We, any of our shareholders or any other affected person may apply to the court for rectification of the share register if:

•	the name of any person, without sufficient cause, is wrongly entered in or omitted from our register of shareholders; or
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there is a default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder or on which we have a lien, provided that such refusal does not prevent dealings in the shares taking place on an open and proper basis.

Preemptive Rights

The laws of England and Wales generally provide shareholders with preemptive rights when new shares are issued for cash; however, it is possible for the articles of association, or shareholders in a general meeting, to disapply preemptive rights. Such a disapplication of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the disapplication is contained in the articles of association, or from the date of the shareholder resolution, if the disapplication is by shareholder resolution. In either case, this disapplication would need to be renewed by our shareholders upon its expiration (i.e., at least every five years).

On June 9, 2020, our shareholders approved the disapplication of preemptive rights until the earlier of our next annual general meeting or the date that is 15 months after such approval in respect of the allotment of up to a maximum amount of £827,962.59 of ordinary shares of £0.05 each.

Articles of Association

A summary of the terms of the Articles is set out below. The summary below is not a complete copy of the terms of the Articles. Please refer to the full version of the Articles, which are filed as Exhibit 1.1 to this Annual Report.

Shares and Rights Attaching to Them

Objects

The objects of our company are unrestricted.

Share Rights

Subject to any special rights attaching to shares or class of shares already in issue, our shares may be issued with or have attached to them any preferred, deferred or other special rights or be subject to such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as we may by ordinary resolution of the shareholders determine or, in the absence of any such determination, as our board may determine.

Voting Rights

Subject to any rights or restrictions attached to any shares from time to time, the voting rights attaching to our shares are as follows:

•	on a show of hands, every shareholder present in person shall have one vote;
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on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder and the proxy has been instructed by one or more of those shareholders to vote for the resolution and by one or more other of those shareholders to vote against it;

•

on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder entitled to vote on the resolution and either: (1) the proxy has been instructed by one or more of those shareholders to vote for the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote against it; or (2) the proxy has been instructed by one or more of those shareholders to vote against the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote for it;

•	on a show of hands, each duly authorised corporate representative has one vote;
•

on a poll every shareholder who is present in person or by proxy or by corporate representative shall have one vote for each share of which he or she is the holder or in respect of which their appointment as proxy or corporate representative is made; and

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in the case of joint holders of a share, the vote of the senior holder who votes shall be accepted to the exclusion of the votes of the other joint holders (and seniority shall be determined by the order in which the names stand in the register in respect of the share).

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded. Subject to the provisions of the Companies Act, as described in "Differences in Corporate Law—Voting Rights", a poll may be demanded by:

•	the chairman of the meeting;
•	at least five shareholders present in person or by proxy and entitled to vote on the resolution;
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any shareholder(s) present in person or by proxy and representing in the aggregate not less than one-tenth of the total voting rights of all shareholders having the right to attend and vote at the meeting (excluding the shares held in treasury); or

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any shareholder(s) present in person or by proxy and holding shares conferring a right to vote on the resolution at the meeting on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sums paid up on all shares conferring that right (excluding the shares held in treasury).

A resolution put to the vote at a general meeting held partly by means of electronic facility or facilities shall, unless the chairman of the meeting determines that it shall be decided on a show of hands, be decided on a poll.

Restrictions on Voting

No shareholder shall, unless the directors otherwise determine, be entitled to vote, either in person or by proxy, at any general meeting or at any separate class meeting in respect of any share held by such shareholder unless all calls or other sums payable by such shareholder in respect of that share have been paid.

The board may from time to time make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall (subject to us serving on such shareholder at least 14 days' notice specifying the time or times and place of payment) pay at the time or times so specified the amount called on such holder’s shares.

Dividends

We may by ordinary resolution of shareholders declare dividends out of profits available for distribution in accordance with the respective rights of shareholders but no such dividend shall exceed the amount recommended by the directors. The directors may from time to time pay shareholders such interim dividends as they think fit and may also pay the fixed dividends payable on any shares of the company half-yearly or otherwise on fixed dates. If the directors act in good faith, they shall not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer in consequence of the payment of an interim dividend on any shares having non-preferred or deferred rights.

Subject to any special rights attaching to or the terms of issue of any share, all dividends shall be declared and paid according to the amounts paid up on the shares and shall be apportioned and paid proportionately according to the amounts paid up on the shares during any part or parts of the period in respect of which the dividend is paid.

Subject to any rights attaching to or the terms of issue of any shares, no dividend or other monies payable by us on or in respect of any share shall bear interest against us. Any dividend unclaimed after a period of 12 years from the date such dividend became due for payment shall be forfeited and shall revert to us.

Dividends may be declared or paid in any currency or currencies and the board may decide the rate of exchange for any currency conversions that may be required, and how any costs involved are to be met.

Any general meeting declaring a dividend may by ordinary resolution of shareholders, upon the recommendation of the board, direct payment or satisfaction of such dividend wholly or in part by the distribution of specific assets other than cash, and in particular of paid up shares or debentures of any other company. The directors may, if authorized by ordinary resolution of shareholders, offer any holders of ordinary shares the right to elect to receive in lieu of a dividend an allotment of ordinary shares credited as fully paid up, subject to such exclusions and other arrangements as the board may deem necessary or expedient to deal with legal or practical problems in respect of overseas shareholders or in respect of shares represented by depositary receipts.

Change of Control

There is no specific provision in the Articles that would have the effect of delaying, deferring or preventing a change of control.

Distributions on Winding Up

On a winding up, the liquidator may, with the sanction of a special resolution of shareholders and any other sanctions required by law, divide amongst the shareholders (excluding the company itself to the extent it is a shareholder by virtue only of its holding of shares as treasury shares) in specie or in kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may set such values as he or she deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholder. The liquidator may, with the sanction of a special resolution of the shareholders and any other sanctions required by law, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but no shareholder shall be compelled to accept any shares or other assets upon which there is any liability.

Variation of Rights

All or any of the rights and restrictions attached to any class of shares issued may be abrogated or varied with the consent in writing of the holders of at least three-quarters in nominal value of the issued shares of that class (excluding any shares held as treasury shares) or by special resolution passed at a separate general meeting of the holders of such class of shares, subject to the Companies Act and the terms of their issue. The Companies Act provides a right to object to the variation of the share capital by the shareholders who did not vote in favor of the variation. Should an aggregate of 15% of the shareholders of the issued shares in question apply to the court to have the variation cancelled, the variation shall have no effect unless and until it is confirmed by the court.

Alteration to Share Capital

We may, by ordinary resolution of shareholders, consolidate all or any of our share capital into shares of larger nominal amount than our existing shares, or sub-divide our shares or any of them into shares of a smaller amount. We may, by special resolution of shareholders, confirmed by the court, reduce our share capital, any capital redemption reserve or any share premium account in any manner authorized by the Companies Act. We may redeem or purchase all or any of our shares as described in "—Other English Law Considerations—Purchase of Own Shares".

Preemption Rights

In certain circumstances, our shareholders may have statutory preemption rights under the Companies Act in respect of the allotment of new shares as described in "— Preemptive Rights" and "—Differences in Corporate Law—Preemptive Rights".

Transfer of Shares

Any certificated shareholder may transfer all or any of his, her or its shares by an instrument of transfer in any usual or common form or in any other manner which is permitted by the Companies Act and approved by the board. Any written instrument of transfer shall be signed by or on behalf of the transferor and in the case of a partly paid share, the transferee.

All transfers of uncertificated shares shall be made in accordance with and subject to the provisions of the Uncertificated Securities Regulations 2001 and the facilities and requirements of its relevant system. The Uncertificated Securities Regulations 2001 permit shares to be issued and held in uncertificated form and transferred by means of a computer-based system.

The board may decline to register any transfer of any share:

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which is not a fully paid share, provided that such discretion may not be exercised in a way in which the U.K. Financial Conduct Authority, the London Stock Exchange or any other national regulator or stock exchange regards as preventing dealing in shares or other securities from taking place on an open and proper basis;

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unless any written instrument of transfer, duly stamped (if required), is deposited with us at our registered office or such other place as the board may from time to time determine, accompanied by the certificate for the shares to which it relates;

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unless there is provided such evidence as the board may reasonably require to show the right of the transferor to make the transfer and if the instrument of transfer is executed by some other person on his, her or its behalf, the authority of that person to do so;

•	where the transfer is in respect of more than one class of share; and
•	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred exceeds four.

If the board declines to register a transfer of a certificated share it shall, as soon as practicable and in any event within two months after the date on which the transfer is lodged, send to the transferee notice of the refusal, together with reasons for the refusal or, in the case of uncertified shares, notify such persons as may be required by the Uncertified Securities Regulations 2001 and the requirements of the relevant system concerned.

CREST

To be traded on AIM, securities must be able to be transferred and settled through the CREST system. CREST is a computerized paperless share transfer and settlement system which allows securities to be transferred by electronic means, without the need for a written instrument of transfer. The Articles are consistent with CREST membership and, amongst other things, allow for the holding, evidencing and transferring of shares through CREST in uncertificated form.

Shareholder Meetings

Annual General Meetings

In accordance with the Companies Act, we are required in each year to hold an annual general meeting in addition to any other general meetings in that year and to specify the meeting as such in the notice convening it. The annual general meeting shall be convened at such time and place and with such additional means of attendance and participation (including at such other place(s) and/or by means of an electronic facility or facilities) as the board sees fit, subject to the requirements of the Companies Act, as described in "— Differences in Corporate Law — Annual General Meeting" and "— Differences in Corporate Law — Notice of General Meetings".

Notice of General Meetings

The arrangements for the calling of general meetings are described in "— Differences in Corporate Law — Notice of General Meetings".

Quorum of General Meetings

No business shall be transacted at any general meeting unless a quorum is present. At least two shareholders present in person or by proxy and entitled to vote shall be a quorum.

Class Meetings

The provisions in the Articles relating to general meetings apply to every separate general meeting of the holders of a class of shares except that:

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the quorum for such class meeting shall be two holders in person or by proxy representing not less than one-third in nominal value of the issued shares of the class (excluding any shares held in treasury);

•	at the class meeting, a holder of shares of the class present in person or by proxy may demand a poll and shall on a poll be entitled to one vote for every share of the class held by him or her; and
•	if at any adjourned meeting of such holders a quorum is not present at the meeting, one holder of shares of the class present in person or by proxy at an adjourned meeting constitutes a quorum.

Directors

Number of Directors

Unless and until otherwise determined by an ordinary resolution of shareholders, we may not have less than two directors on the board of directors but are not subject to any maximum number of directors.

Appointment of Directors

Subject to the provisions of the Articles, we may, by ordinary resolution of the shareholders, elect any person who is willing to act to be a director, either to fill a casual vacancy or as an addition to the existing board. However, any person that is not a director retiring from the existing board must be recommended by the board of directors, or be proposed by a shareholder not less than seven and not more than 42 days before the date appointed for the meeting in order to be eligible for election.

Without prejudice to the power to appoint any person to be a director by shareholder resolution, the board has power to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing board but so that the total number of directors does not exceed any maximum number fixed by or in accordance with the Articles.

Any director appointed by the board will hold office only until the following annual general meeting. Such a director is eligible for re-appointment at that meeting.

Rotation of Directors

At every annual general meeting, there shall retire from office any director who shall have been a director at each of the preceding two annual general meetings and who was not appointed or re-appointed by us in general meeting at, or since, either such meeting. A retiring director shall be eligible for re-appointment. A director retiring at a meeting shall, if he or she is not re-appointed at such meeting, retain office until the meeting appoints someone in his or her place, or if it does not do so, until the conclusion of such meeting.

Directors' Interests

The directors may authorize, to the fullest extent permitted by law, any matter proposed to them which would otherwise result in a director infringing his or her duty to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with our interests. A director shall not, save as otherwise agreed by him or her, be accountable to us for any benefit which he or she derives from any matter authorized by the directors and any contract, transaction or arrangement relating thereto shall not be liable to be avoided on the grounds of any such benefit.

Subject to the requirements under sections 175, 177 and 182 of the Companies Act, a director who is any way, whether directly or indirectly, interested in a proposed or existing transaction or arrangement with us shall declare the nature of his interest at a meeting of the directors.

A director shall not vote in respect of any contract, arrangement or transaction whatsoever in which he or she has an interest which is to his or her knowledge a material interest otherwise than by virtue of interests in shares or debentures or other securities of or otherwise in or through our company. A director shall not be counted in the quorum at a meeting in relation to any resolution on which he or she is debarred from voting.

A director shall be entitled to vote (and be counted in the quorum) in respect of any resolution concerning any of the following matters:

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the giving of any guarantee, security or indemnity in respect of money lent or obligations incurred by him or her or by any other person at the request of or for the benefit of our company or any of our subsidiary undertakings;

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the giving of any guarantee, security or indemnity in respect of a debt or obligation of our company or any of our subsidiary undertakings for which he or she has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

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any proposal concerning an offer of securities of or by our company or any of our subsidiary undertakings in which offer he or she is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which he or she is to participate;

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any contract, arrangement or transaction concerning any other body corporate in which he or she or any person connected with him or her (within the meaning of sections 252-5 of the Companies Act) is interested, directly or indirectly and whether as an officer or shareholder or otherwise howsoever, provided that he or she and any persons so connected with him or her do not to his or her knowledge hold an interest (within the meaning of sections 820 to 825 of the Companies Act) in one percent or more of any class of the equity share capital of such body corporate or of the voting rights available to members of the relevant body corporate;

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any contract, arrangement or transaction for the benefit of employees of our company or any of our subsidiary undertakings which does not accord to him or her any privilege or advantage not generally accorded to the employees to whom the scheme relates;

•	any contract, arrangement or transaction concerning any insurance which our company is to purchase and/or maintain for, or for the benefit of, any directors or persons including directors;
•	the giving of an indemnity in relation to another director; and
•	the provision of funds to any director to meet, or the doing of anything to enable a director to avoid incurring, expenditure of the nature described in section 205(1) or 206 of the Companies Act.

If a question arises at a meeting of the board or of a committee of the board as to the right of a director to vote or be counted in the quorum, and such question is not resolved by his or her voluntarily agreeing to abstain from voting or not to be counted in the quorum, the question shall be determined by the chairman and his or her ruling in relation to any director other than himself or herself shall be final and conclusive except in a case where the nature or extent of the interest of the director concerned has not been fairly disclosed.

Directors' Fees and Remuneration

Each of the directors shall be paid a fee in such sums as may from time to time be determined by the directors provided that the aggregate of all such fees so paid to directors shall not exceed £500,000 per annum, or such higher amount as may from time to time be determined by ordinary resolution of shareholders.

Each director may be paid all his or her reasonable traveling, hotel and other expenses properly incurred in attending and returning from meetings of the directors or committees of the directors or general meetings of the company or separate meetings of the holders of any class of shares or debentures of the company or otherwise in connection with the business of our company.

Any director who is appointed to any executive office or who serves on any committee or who devotes special attention to the business of our company, or who otherwise performs services which in the opinion of the directors are outside the scope of the ordinary duties of a director, may be paid such extra remuneration by way of salary, percentage of profits or otherwise as the directors may determine.

Borrowing Powers

The board may exercise all the powers to borrow money and to mortgage or charge our undertaking, property and assets (present or future) and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities, whether outright or as collateral security for any debt, liability or obligation of us or of any third party.

The board must restrict the borrowings of the Company and exercise all voting and other rights or powers of control exercisable by the Company in relation to its subsidiaries so as to secure that the aggregate amount remaining outstanding of all monies borrowed by the Company and its subsidiaries shall not at any time, without the previous sanction of an ordinary resolution of the shareholders, exceed a sum equal to five (5) times the aggregate of:

•	the amount paid up on the issued share capital of the Company; and
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the total of the capital and revenue reserves of the Company and its subsidiaries (including any share premium account, capital redemption reserve and credit balance on the profit and loss or income account) in each case, whether or not such amounts are available for distribution;

all as shown in the latest audited consolidated balance sheet, subject to certain adjustments.

Indemnity

Every director or other officer of our group may be indemnified against all costs, charges, expenses, losses and liabilities sustained or incurred by him or her in connection with the actual or purported execution and/or discharge of his or her duties (including those duties, powers and discretions in relation to any members of our group) including all costs, charges, expenses, losses and liabilities suffered or incurred in disputing, defending, investigating or providing evidence in connection with any actual or threatened claims or otherwise.  Every director or other officer of our group may also be provided with funds to meet, or do anything to enable a director or other officer of the Company to avoid incurring, expenditure of the nature described in sections 205(1) or 206 of the Companies Act.

Exclusive jurisdiction

The Articles will provide that, unless we consent in writing to the selection of an alternative forum in the United States of America, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.  Save in respect of any cause of action arising under the Securities Act, by subscribing for or acquiring shares, a shareholder submits all disputes between him or herself and us or our directors to the exclusive jurisdiction of the English courts.

Other English Law Considerations

Notification of Voting Rights

A shareholder in a public company incorporated in the United Kingdom whose shares are admitted to trading on AIM is required pursuant to Rule 5 of the Disclosure Guidance and Transparency Rules of the U.K. Financial Conduct Authority to notify us of the percentage of his, her or its voting rights if the percentage of voting rights which he, she or it holds as a shareholder or through his, her or its direct or indirect holding of financial instruments (or a combination of such holdings) reaches, exceeds or falls below 3%, 4%, 5%, and each 1% threshold thereafter up to 100% as a result of an acquisition or disposal of shares or financial instruments.

Mandatory Purchases and Acquisitions

Pursuant to Sections 979 to 991 of the Companies Act, where a takeover offer has been made for us and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he, she or it wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares.

Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner. The squeeze‑out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, subject to the minority shareholders failing to successfully lodge an application to the court to prevent such squeeze‑out any time prior to the end of those six weeks following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to us, which would hold the consideration on trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.

Sell Out

The Companies Act also gives our minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of our shares. The holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his, her or its shares if, prior to the expiry of the acceptance period for such offer, (1) the offeror has acquired or unconditionally agreed to acquire not less than 90% in value of the voting shares, and (2) not less than 90% of the voting rights carried by those shares. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period. If a shareholder exercises his, her or its rights to be bought out, the offeror is required to acquire those shares on the terms of this offer or on such other terms as may be agreed.

Disclosure of Interest in Shares

Pursuant to Part 22 of the Companies Act, we are empowered by notice in writing to any person whom we know or have reasonable cause to believe to be interested in our shares, or at any time during the three years immediately preceding the date on which the notice is issued has been so interested, within a reasonable time to disclose to us particulars of that person’s interest and (so far as is within such person’s knowledge) particulars of any other interest that subsists or subsisted in those shares.

Under the Articles, if a person defaults in supplying us with the required particulars in relation to the shares in question, or default shares, within the prescribed period of 14 days from the date of the service of notice, the directors may by notice direct that:

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in respect of the default shares, the relevant shareholder shall not be entitled to vote (either in person or by proxy) at any general meeting or to exercise any other right conferred by a shareholding in relation to general meetings; and

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where the default shares represent at least 0.25% of their class, (a) any dividend or other money payable in respect of the default shares shall be retained by us without liability to pay interest and/or (b) no transfers by the relevant shareholder of any default shares may be registered (unless the shareholder is not in default and the shareholder provides a certificate, in a form satisfactory to the directors, to the effect that after due and careful enquiry the shareholder is satisfied that none of the shares to be transferred are default shares).

Purchase of Own Shares

Under the laws of England and Wales, a limited company may only purchase its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, provided that they are not restricted from doing so by their articles of association. A limited company may not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.

Subject to the above, we may purchase our own shares in the manner prescribed below. We may make an “on-market” purchase of our own fully paid shares pursuant to an ordinary resolution of shareholders. The resolution authorizing an on-market purchase must:

•	specify the maximum number of shares authorized to be acquired;
•	determine the maximum and minimum prices that may be paid for the shares; and
•	specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

We may purchase our own fully paid shares in an “off-market” purchase otherwise than on a recognized investment exchange pursuant to a purchase contract authorized by resolution of shareholders before the purchase takes place. Any authority will not be effective if any shareholder from whom we propose to purchase shares votes on the resolution and the resolution would not have been passed if he, she or it had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

For these purposes, on-market purchases can only be made on AIM.  Any purchase of our ADSs through Nasdaq would be an off-market purchase.

Distributions and Dividends

Under the Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non‑consolidated basis). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under the laws of England and Wales.

It is not sufficient that we, as a public company, have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:

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if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and undistributable reserves; and

•	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.

City Code on Takeovers and Mergers

As a public company incorporated in England and Wales with our registered office in England and Wales which has shares admitted to AIM, we are subject to the U.K. City Code on Takeovers and Mergers, or the City Code, which is issued and administered by the U.K. Panel on Takeovers and Mergers, or the Panel. The City Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the City Code contains certain rules in respect of mandatory offers. Under Rule 9 of the City Code, if a person:

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acquires an interest in our shares which, when taken together with shares in which he or she or persons acting in concert with him or her are interested, carries 30% or more of the voting rights of our shares; or

•

who, together with persons acting in concert with him or her, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights of our shares, and such persons, or any person acting in concert with him or her, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer and depending on the circumstances, its concert parties, would be required (except with the consent of the Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous twelve months.

Exchange Controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non‑resident holders of our ordinary shares or ADSs representing our ordinary shares, other than withholding tax requirements. There is no limitation imposed by the laws of England and Wales or in the Articles on the right of non‑residents to hold or vote our shares.

Corporate Governance Code

The AIM Rules for Companies published by the London Stock Exchange require us to include on our website details of a recognized corporate governance code that our board of directors has decided to apply, how we comply with that code and, where we depart from our chosen corporate governance code, an explanation of the reasons for doing so.

On July 19, 2018, our board of directors approved the application of The QCA Corporate Governance Code (2018 edition).  Our board of directors views this as an appropriate corporate governance framework for our company and consideration has been given to each of the ten principles set out in the code.

Differences in Corporate Law

The applicable provisions of the Companies Act differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act applicable to us and the General Corporation Law of the State of Delaware relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of shareholder rights under the laws of Delaware and the laws of England and Wales.

	England and Wales	Delaware
Number of Directors	Under the Companies Act, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.
Removal of Directors

Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided 28 clear days’ notice of the resolution has been given to the company and its shareholders. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act must also be followed such as allowing the director to make representations against his or her removal either at the meeting or in writing.

Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.

	England and Wales	Delaware
Vacancies on the Board of Directors

Under the laws of England and Wales, the procedure by which directors, other than a company’s initial directors, are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually.

Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Annual General Meeting	Under the Companies Act, a public limited company must hold an annual general meeting in each six-month period following our annual accounting reference date.

Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General Meeting

Under the Companies Act, a general meeting of the shareholders of a public limited company may be called by the directors.

Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings (excluding any paid up capital held as treasury shares) can require the directors to call a general meeting and, if the directors fail to do so within a certain period, may themselves convene a general meeting.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

	England and Wales	Delaware
Notice of General Meetings

Under the Companies Act, 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company’s articles of association providing for a longer period, at least 14 clear days’ notice is required for any other general meeting. In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Proxy	Under the Companies Act, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.

Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Preemptive Rights

Under the Companies Act, “equity securities,” being (1) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution, referred to as “ordinary shares,” or (2) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act.

Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

	England and Wales	Delaware
Authority to Allot

Under the Companies Act, the directors of a company must not allot shares or grant of rights to subscribe for or to convert any security into shares unless an exception applies or an ordinary resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act.

Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Liability of Directors and Officers

Under the Companies Act, any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which a company directly or indirectly provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director is also void except as permitted by the Companies Act, which provides exceptions for the company to (a) purchase and maintain insurance against such liability; (b) provide a “qualifying third party indemnity” (being an indemnity against liability incurred by the director to a person other than the company or an associated company or criminal proceedings in which he or she is convicted); and (c) provide a “qualifying pension scheme indemnity” (being an indemnity against liability incurred in connection with our activities as trustee of an occupational pension plan).

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•      any breach of the director’s duty of loyalty to the corporation or its stockholders;

•      acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•      intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

•      any transaction from which the director derives an improper personal benefit.

	England and Wales	Delaware
Voting Rights

Under the laws of England and Wales, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or our articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act, a poll may be demanded by (a) not fewer than five shareholders having the right to vote on the resolution; (b) any shareholder(s) representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attaching to treasury shares); or (c) any shareholder(s) holding shares in the company conferring a right to vote on the resolution (excluding any voting rights attaching to treasury shares) being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll.

Under the laws of England and Wales, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy, who, being entitled to vote, vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present, in person or by proxy, at the meeting. If a poll is demanded, a special resolution is passed if it is approved by holders representing not less than 75% of the total voting rights of shareholders in person or by proxy who, being entitled to vote, vote on the resolution.

Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

	England and Wales	Delaware
Shareholder Vote on Certain Transactions

The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations, or takeovers. These arrangements require:

•      the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

•      the approval of the court.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•      the approval of the board of directors; and

•      approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

	England and Wales	Delaware
Standard of Conduct for Directors

Under the laws of England and Wales, a director owes various statutory and fiduciary duties to the company, including:

•      to act in the way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;

•      to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

•      to act in accordance with our constitution and only exercise his or her powers for the purposes for which they are conferred;

•      to exercise independent judgment;

•      to exercise reasonable care, skill, and diligence;

•      not to accept benefits from a third party conferred by reason of his or her being a director or doing, or not doing, anything as a director; and

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the

	England and Wales	Delaware
• a duty to declare any interest that he or she has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

Stockholder Suits

Under the laws of England and Wales, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in our internal management. Notwithstanding this general position, the Companies Act provides that (1) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (2) a shareholder may bring a claim for a court order where our affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•      state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and

•      allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

•      state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Stock Exchange Listing

Our ADSs have been listed on the Nasdaq Capital Market under the symbol “SLN” since September 8, 2020. Our ordinary shares are currently traded on AIM, a market operated by the London Stock Exchange, under the ticker symbol “SLN”.

Registrar of Shares, Depositary for ADSs

Our share register is maintained by Link Asset Services. The share register reflects only registered holders of our ordinary shares. Holders of ADSs representing our ordinary shares will not be treated as our shareholders and their names will therefore not be entered in our share register.  The Bank of New York Mellon has agreed to act as the depositary for the ADSs representing our ordinary shares and the custodian for ordinary shares represented by ADSs is The Bank of New York Mellon, acting through an office located in England. Holders of ADSs representing our ordinary shares have a right to receive the ordinary shares underlying such ADSs. For discussion on ADSs representing our ordinary shares and rights of ADS holders, see the section entitled “Description of American Depositary Shares” filed as Exhibit 2.4 to this Annual Report.